Exhibit 10.7

Boston Life Sciences License Amendment January 2004 HU 1382

This Amendment to the License Agreement (this “Amendment”) effective the last day signed below of 2004, is entered into by and between Boston Life Sciences, Inc, a corporation organized and existing under the laws of Massachusetts having its principal offices at 20 Newbury St., 8th Floor, Boston, MA 02116, (hereinafter, “LICENSEE”) and Organix Inc. a corporation existing under the laws of Massachusetts, having its principal offices at 240 Salem Street, Woburn, MA 01801 (hereinafter “ORGANIX”).

WITNESSETH:

WHEREAS, a License Agreement (the “License Agreement”) was entered into by and between LICENSEE, ORGANIX with an effective date of March 15, 2000

WHEREAS, LICENSEE desires to more fully focus its research and development efforts on two diseases;

WHEREAS, the parties hereto have determined that it is in their respective best interests to amend Article 1 (“DEFINITIONS”) of the License Agreement to amend the definition of paragraph 1.2, (“FIELD”), and to amend Article VII (“FOREIGN AND DOMESTIC PATENT FILING AND MAINTENANCE”) and Article VIII (“INFRINGEMENT”) of the License Agreement to more clearly delineate the rights and responsibilities of the parties hereto;

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to the License Agreement.

(a) Paragraph 1.2 is hereby amended to read:

“FIELD” shall mean .the diagnosis and/or treatment of (i) Attention Deficit Hyperactivity Disorder and (ii) Parkinson’s Disease

(b) Article VII is hereby amended to read:

PATENT FILING, PROSECUTION AND MAINTENANCE

7.1 ORGANIX shall own (jointly with Harvard or other assignees as applicable), file, prosecute and maintain all U.S. and foreign patent applications and patents included within the PATENT RIGHTS. LICENSEE shall be included in all prosecution-related correspondence with outside patent counsel, shall cooperate with ORGANIX in the prosecution, filing and maintenance of the PATENT RIGHTS, and shall be promptly copied on all documents received from or sent to all patent offices involved in examination, interference proceedings, oppositions and other matters related to the PATENT RIGHTS. ORGANIX shall consult LICENSEE on each step of the prosecution process regarding exclusively licensed PATENT RIGHTS and ORGANIX shall incorporate LICENSEE’S comments where reasonably practicable, but final decision making authority shall vest in ORGANIX.

1

7.2 Upon execution of this Agreement, LICENSEE shall reimburse ORGANIX for past and presently payable patent costs for the preparation, filing, prosecution and maintenance of PATENT RIGHTS. ORGANIX shall provide to LICENSEE an itemized invoice of all fees and costs associated with U.S. and foreign patent prosecution, U.S. and foreign patent annuities, and all costs associated with any patent interference proceedings related to the PATENT RIGHTS (“COSTS”) whether such fees and/or costs were incurred before or after the date of this Agreement. LICENSEE shall have the opportunity to review said invoices, and shall have the opportunity to discuss questionable billings incurred after the EFFECTIVE DATE either with ORGANIX before ORGANIX pays the invoiced billings, or directly with ORGANIX’s patent counsel, as ORGANIX directs. As directed by ORGANIX, LICENSEE shall either pay invoiced billings related to PATENT RIGHTS directly to ORGANIX’s patent counsel or shall reimburse to ORGANIX the amount of all fees and costs related to PATENT RIGHTS that ORGANIX has paid. LICENSEE shall pay to ORGANIX, or to ORGANIX’s patent counsel if so directed by ORGANIX, all amounts due under each invoice under this paragraph within thirty (30) days of the date of receipt of said invoice. Late payment of these invoices shall be subject to interest        charges of one and one-half percent (1 1/2%) per month. If ORGANIX shall license PATENT RIGHTS outside the FIELD to a third party, ORGANIX will pay to LICENSEE a sum equal to the pro-rata share of past COSTS for PATENT RIGHTS which are now nonexclusive. ORGANIX will also invoice present or future COSTS related to nonexclusive patent rights on a pro rata basis. All pro rata calculations will be made using the number of distinct companies granted a license(s) and no other bases.

7.3 ORGANIX, Harvard and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS exclusive to LICENSEE and of all patents and patent applications exclusively licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of ORGANIX or of Harvard to execute such papers and instruments so as to enable ORGANIX to apply for, to prosecute and to maintain patent applications and patents in ORGANIX’s and other applicable assignees’ names in any country. ORGANIX and LICENSEE shall each provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. After LICENSEE has shown good and sufficient cause to justify a request that ORGANIX choose alternate patent counsel, and after having made reasonable attempts to rectify the situation resulting in said good and sufficient cause, ORGANIX will not unreasonably withhold consent that alternate patent counsel be chosen. In such event, LICENSEE agrees to bear all costs associated with transfer to alternate patent counsel.

7.4 LICENSEE may elect to surrender its PATENT RIGHTS in any country upon one-hundred-twenty (120) days written notice to ORGANIX. Such notice shall not relieve LICENSEE from responsibility to reimburse ORGANIX for patent-related expenses incurred prior to the expiration of the one-hundred-twenty (120)-day notice period (or such longer period specified in LICENSEE’S notice).

7.5 In the event ORGANIX elects not to pursue, maintain or retain a particular PATENT RIGHT licensed to LICENSEE hereunder, ORGANIX shall so notify LICENSEE in sufficient time for LICENSEE to assume the filing, prosecution and/or maintenance of such application or patent at LICENSEE’s expense. In such event, ORGANIX shall provide to

2

LICENSEE any authorization necessary to permit LICENSEE to pursue and/or maintain such PATENT RIGHT. LICENSEE shall have no further royalty obligations under this Agreement with respect to any such PATENT RIGHT.

(c) Article VIII is hereby amended to read;

INFRINGEMENT

8.1 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. Each party agrees to notify the other parties promptly of each infringement of such patents of which that party is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of ORGANIX and Harvard and to potential effects on the public interest in making its decision whether or not to sue.

8.2 (a) If LICENSEE elects to commence an action as described above, ORGANIX and Harvard may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether ORGANIX or Harvard elects to join as a party, ORGANIX and Harvard shall cooperate fully with LICENSEE in connection with any such action.

(b) If ORGANIX or Harvard elects to join as a party pursuant to subparagraph (a), ORGANIX and/or Harvard shall jointly control the action with LICENSEE.

(c) LICENSEE shall reimburse ORGANIX and/or Harvard for any costs ORGANIX and/or Harvard incurs, including reasonable attorneys’ fees, as part of an action brought by LICENSEE, irrespective of whether ORGANIX and/or Harvard becomes a co-plaintiff.

8.3 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of ORGANIX and Harvard, which consent shall not be unreasonably withheld.

8.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE, ORGANIX and Harvard for litigation costs. Any remaining recoveries or reimbursements shall be shared equally b LICENSEE, ORGANIX and Harvard.

8.5 If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, ORGANIX and/or Harvard may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with ORGANIX and/or Harvard in connection with any such action.

8.6 Without limiting the generality of paragraph 11.5, ORGANIX may, at its election and by notice to LICENSEE, establish a time limit of sixty (60) days for LICENSEE to decide whether to prosecute any infringement of which ORGANIX and/or Harvard is or becomes aware. If, by the end of such sixty (60)-day period, LICENSEE has not commenced such an action, ORGANIX and/or Harvard may prosecute such an infringement at its own expense,

3

controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by ORGANIX and/or Harvard in good faith, LICENSEE shall pay over to ORGANIX and/or Harvard any payments (whether or not designated as “ROYALTIES”) made by the alleged infringer to LICENSEE under any existing or future SUBLICENSE authorizing LICENSED PRODUCTS, up to the amount of ORGANIX and/or Harvard’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.7 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, ORGANIX may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with ORGANIX and Harvard in connection with any such action.

2. Definitions. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings set forth in the License Agreement.

3. General. Except as expressly set forth above, the License Agreement as previously amended remains in full force and effect, without change or modification.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

For:

ORGANIX Inc.		BOSTON LIFE SCIENCES, INC.

/s/ PETER C. MELTZER	4/30/04	/s/ MARC LANSER		5/11/04
Peter C. Meltzer, PhD		Name:	M Lanser
President,		Title:	President
240 Salem Street
Woburn, MA 01801

4

LICENSE AGREEMENT

BETWEEN

BOSTON LIFE SCIENCES INC.

AND

ORGANIX, INC

EFFECTIVE DATE is July 1, 2000

Re: Patent Application #’s USP 5,948,933

Date of Patent: September 7, 1999

“Tropane Analogs and Methods for Inhibition of Monoamine Transport”

[Harvard Case # 1382]

In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1	AFFILIATE: any company, corporation, or business in which LICENSEE owns or controls at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.2	FIELD: Therapeutics and Diagnostics for the following indications: Attention Deficit Hyperactivity Disorder, Parkinson’s disease and Depression. The FIELD specifically excludes Addiction Disorders.

1.3	HARVARD: President and Fellows of Harvard College, a nonprofit Massachusetts educational corporation having offices at the Office of Technology Licensing, Harvard Medical School, Building A – Room 414, 25 Shattuck Street, Boston, Massachusetts 02115.

1.4	ORGANIX: Organix Inc., A Massachusetts corporation having offices at 240 Salem Street, Woburn, MA 01801.

1.5	LICENSED PROCESSES: the processes covered by or utilizing PATENT RIGHTS.

1.6	LICENSED PRODUCTS: products covered by PATENT RIGHTS or products made or services provided in accordance with or by means of LICENSED PROCESSES.

1.7	LICENSEE: Boston Life Sciences Inc., a corporation organized under the laws of Massachusetts having its principal offices at 137 Newbury St., 8th Floor, Boston, MA 02116.

1.8	NET SALES: the amount billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of LICENSED PRODUCTS, less:

(a)	customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(b)	amounts repaid or credited by reason of rejection or return; and

(c)	to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or sublicensees;

(d)	reasonable charges for delivery or transportation provided by third parties, if separately stated.

NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or sublicensees for the sale, lease, or transfer of LICENSED PRODUCTS.

1.9	NON-COMMERCIAL RESEARCH PURPOSES: use of PATENT RIGHTS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution or at ORGANIX that does not use the PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

1.10	NON-COMMERCIAL CLINICAL PURPOSES: use of PATENT RIGHTS for any purpose related to patient care at HARVARD, or any not-for-profit hospital affiliated with HARVARD that does not use the PATENT RIGHTS in the production or manufacture of products for sale.

1.11	NON-ROYALTY SUBLICENSE INCOME: Sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to LICENSEE on account of sublicenses pursuant to this Agreement.

1.12	PATENT RIGHTS: United States Patent (USP) Serial No. 5,948,933, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in USP 5,948,933 and are dominated by the claims of the existing PATENT RIGHTS, patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by ORGANIX.

1.13	TERRITORY: Worldwide

1.14	The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those statutes.

1.15	The terms “sold” and “sell” include, without limitation, leases and other transfers and similar transactions.

ARTICLE II

REPRESENTATIONS

2.1	ORGANIX is owner by assignment from Drs. Peter Meltzer; Paul Blundell and Zhengming Chen and HARVARD is owner by assignment from Dr. Bertha Madras of their entire right, title and interest in United States Patent 5,948,933 and the foreign patent applications corresponding thereto, and in the inventions described and claimed therein.

2.2	In an Invention and License Administration Agreement effective August 1 1997, HARVARD has appointed ORGANIX their sole and exclusive agent to license United States Patent 5,948,933 on their behalf. ORGANIX therefore has the authority to issue licenses under PATENT RIGHTS.

2.3	HARVARD is committed to the policy that ideas or creative works produced at HARVARD should be used for the greatest possible public benefit, and believes that every responsible incentive should be provided for the prompt introduction of such ideas into public use, all in a matter consistent with the public interest.

2.4	LICENSEE is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement. Thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS available to the public.

2.5	LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and ORGANIX is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

ARTICLE III

GRANT OF RIGHTS

3.1	ORGANIX hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the TERRITORY and in the FIELD:

(a)

an exclusive commercial license under PATENT RIGHTS to make and have made, to use and have used, to sell and have sold, to import and have imported, the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of the PATENT RIGHTS. Such licenses shall include the right to grant sublicenses, subject to ORGANIX approval, which approval shall not be unreasonably withheld. In order to provide LICENSEE with commercial exclusivity for so long as the license under PATENT RIGHTS remains exclusive, ORGANIX agrees that it will not grant licenses under PATENT RIGHTS to others except as required by obligations in paragraph 3.2(a) or as permitted in paragraph 3.2(b).

3.2	The granting and exercise of this license is subject to the following conditions:

(a)	HARVARD’s “Statement of Policy in Regard to Inventions, Patents and Copyrights,” dated August 10, 1998, Public Law 96-517, Public Law 98-620, and HARVARD’s obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)	ORGANIX and HARVARD reserve the right to

(i)	make and use, and grant to others non-exclusive licenses to make and use for NON-COMMERCIAL RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS; and

(ii)	to use the subject matter described and claimed in PATENT RIGHTS for NON-COMMERCIAL CLINICAL PURPOSES.

(c)	At any time after two (2) years from the Effective Date of this Agreement, ORGANIX at its sole discretion may terminate or render this license non-exclusive if LICENSEE does not demonstrate that LICENSEE has screened the compounds licensed under PATENT RIGHTS, identified and selected at least three (3) lead compounds for preclinical studies, and initiated preclinical animal studies with two of these lead compounds for at least two indications named in the FIELD.

(d)	At any time after four (4) years from the Effective Date of this Agreement, ORGANIX at its sole discretion may terminate or render this license non-exclusive if LICENSEE does not enter into human clinical trials for one of the indications named in the FIELD, under a protocol suitable to the U.S. FDA, for a compound covered under PATENT RIGHTS.

(e)	At any time after six (6) years from the Effective Date of this Agreement, ORGANIX at its sole discretion may terminate, or render this license non-exclusive if LICENSEE does not enter into human clinical trials, under a protocol suitable to the U.S. FDA, for a second indication in the FIELD, for a compound covered under PATENT RIGHTS.

(f)

At any time after ten (10) years from the Effective Date of this Agreement, ORGANIX at its sole discretion may terminate or render this license non-exclusive if LICENSEE or SUBLICENSES does not commence commercial sales of LICENSED PRODUCTS under this Agreement, and thereafter makes LICENSED PRODUCTS reasonably available to the public.

(g)	In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. LICENSEE shall also include a requirement that the sublicensee meet performance milestones pursuant to this Agreement. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except: (i) that the sublicensee may not further sublicense; and (ii) that the rate of royalty on NET SALES paid by the sublicensee to the LICENSEE is not subject to the Agreement. Copies of all sublicense agreements shall be provided promptly to ORGANIX.

(h)	If LICENSEE is unable or unwilling to grant sublicenses, either as suggested by ORGANIX or by a potential sublicensee or otherwise, then ORGANIX may directly license such potential sublicensee unless, in ORGANIX’ reasonable judgment, such license would be contrary to sound and reasonable business practice and the granting of such license would not materially increase the availability to the public of LICENSED PRODUCTS

(i)	A license in any other territory or field of use in addition to the TERRITORY and/or FIELD shall be subject of a separate agreement and shall require LICENSEE’s submission of evidence, satisfactory to ORGANIX, demonstrating LICENSEE’s willingness and ability to develop and commercialize in such other territory and/or field of use the kinds of products or processes likely to be encompassed in such other territory and/or field.

3.3	During the period of exclusivity of this license in the United States, LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

3.4	All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

ARTICLE IV

ROYALTIES

4.1	LICENSEE shall pay to ORGANIX a non-refundable License Fee in the sum of One Hundred Thousand Dollars ($100,000) upon execution of this Agreement.

4.2

(a)	LICENSEE shall pay to ORGANIX during the term of this Agreement a royalty of four percent (4%) of NET SALES by LICENSEE, AFFILIATES or SUBLICENSEES.

(b)	LICENSEE shall pay to ORGANIX during the term of this Agreement twenty percent (20%) of all non royalty sublicense income.

(c)	For sales between LICENSEE and its AFFILIATES or sublicensees for resale, LICENSEE shall pay to ORGANIX the royalty on the NET SALES of the AFFILIATE or sublicensee.

4.3.1	LICENSEE shall pay to ORGANIX the following amounts in license milestone payments for each LICENSED PRODUCT:

(a)	Upon filing the first IND application:

Two hundred thousand dollars ($200,000)

(b)	Upon filing of each subsequent IND:

One hundred thousand dollars ($100,000)

(for each new indication or chemical entity)

(c)	Upon completion of a Phase II study or upon Phase II/III clinical trial filing:

Two hundred and fifty thousand dollars ($250,000)

(for each new indication or chemical entity)

(d)	Upon each NDA Filing:

Five hundred thousand dollars ($ 500,000) – per filing

4.3.2	No later than January 1 of each calendar year after the effective date of this Agreement, LICENSEE shall pay to ORGANIX the following non-refundable license maintenance royalty and/or advance on royalties. Such payments may be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit.

January 1, 2001	$ 15,000
Each year thereafter	$ 20,000

4.3.3	LICENSEE shall pay a fee of $10,000 for each continuation-in-part application (CIP) added under PATENT RIGHTS. LICENSEE shall have 60 days following notice from ORGANIX of the filing of such CIP to notify Organix to include such CIP under the Agreement and pay such fee.

ARTICLE V

REPORTING

5.1

No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to ORGANIX a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Paragraph 5.1, LICENSEE shall explain the reasons for the difference and propose a modified research and development plan.

5.2	LICENSEE shall report to ORGANIX the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

5.3

(a)	LICENSEE shall submit to ORGANIX within sixty (60) days after each’ calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i)	the number of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country;

(ii)	total billings for such LICENSED PRODUCTS;

(iii)	an accounting for all LICENSED PROCESSES used or sold;

(iv)	deductions applicable to determine the NET SALES thereof,

(v)	the amount of NON-ROYALTY SUBLICENSE INCOME received by LICENSEE; and

(vi)	the amount of royalty due thereon, or, if no royalties are due to ORGANIX for any reporting period, the statement that no royalties are due.

Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties.

(b)	LICENSEE shall pay to ORGANIX with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each LICENSED PRODUCT and LICENSED PROCESS included in the Royalty Report.

(c)

All payments due hereunder shall be deemed received when funds are credited to ORGANIX bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

(d)	All such reports shall be maintained in confidence by ORGANIX except as required by law; however, ORGANIX may include in its usual reports annual amounts of royalties paid, and ORGANIX may provide such reports to HARVARD and HARVARD may include in its annual report the annual amount of royalties received.

(e)	Late payments shall be subject to a charge of one and one half percent (1 1/12%) per month, or $250, whichever is greater.

ARTICLE VI

RECORD KEEPING

6.1	LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to ORGANIX hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant selected by ORGANIX, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this paragraph, ORGANIX’ accountant shall have access to all records which ORGANIX reasonably believes to be relevant to the calculation of royalties under Article IV.

6.2	ORGANIX’ accountant shall not disclose to ORGANIX any information other than information relating to the accuracy of reports and payments made hereunder.

6.3	Such examination by ORGANIX’ accountant shall be at ORGANIX’ expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to ORGANIX had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month.

ARTICLE VII

DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1

Upon execution of this Agreement, LICENSEE shall reimburse ORGANIX for all reasonable expenses ORGANIX has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS. Thereafter, LICENSEE shall reimburse ORGANIX for all such future expenses upon receipt of invoices from ORGANIX. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month. ORGANIX shall, together with LICENSEE, be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS. ORGANIX shall consult with LICENSEE as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance, but following such consultation, ORGANIX shall make the final decision regarding patent applications and patents.

7.2	ORGANIX and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of ORGANIX to execute such papers and instruments so as to enable ORGANIX to apply for, to prosecute and to maintain patent applications and patents in ORGANIX’ name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

7.3	LICENSEE may elect to surrender its PATENT RIGHTS in any country upon sixty (60) days written notice to ORGANIX. Such notice shall not relieve LICENSEE from responsibility to reimburse ORGANIX for patent-related expenses incurred prior to the expiration of the (60)-day notice period (or such longer period specified in LICENSEE’S notice).

ARTICLE VIII

INFRINGEMENT

8.1	With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. ORGANIX agrees to notify LICENSEE promptly of each infringement of such patents of which ORGANIX is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of ORGANIX and to potential effects on the public interest in making its decision whether or not to sue.

8.2

(a)	If LICENSEE elects to commence an action as described above, ORGANIC may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether ORGANIX elects to join as a party, ORGANIX shall cooperate fully with LICENSEE in connection with any such action.

(b)	If ORGANIX elects to join as a party pursuant to subparagraph (a), ORGANIX shall jointly control the action with LICENSEE.

(c)	LICENSEE shall reimburse ORGANIX for any costs ORGANIX incurs, including reasonable attorneys’ fees, as part of an action brought by LICENSEE, irrespective of whether ORGANIX becomes a co-plaintiff.

8.3	If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to ORGANIX with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to ORGANIX with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to ORGANIX from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.4	No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of ORGANIX and HARVARD, which consent shall not be unreasonably withheld.

8.5	Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and ORGANIX for litigation costs not paid from royalties and then to reimburse LICENSEE for royalties deducted by LICENSEE pursuant to paragraph 8.3. LICENSEE and ORGANIX shall share any remaining recoveries or reimbursements equally.

8.6	If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, ORGANIX may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with ORGANIX in connection with any such action.

8.7	Without limiting the generality of paragraph 8.6, ORGANIX may, at its election and by notice to LICENSEE, establish a time limit of sixty (60) days for LICENSEE to decide whether to prosecute any infringement of which ORGANIX is or becomes aware. If by the end of such sixty (60)-day period, LICENSEE has not commenced such an action, ORGANIX may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by ORGANIX in good faith, LICENSEE shall pay over to ORGANIX any payments (whether or not designated as “royalties”) made by the alleged infringer to LICENSEE under any existing or future sublicense authorizing LICENSED PRODUCTS, up to the amount of ORGANIX unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.8	If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, ORGANIX and/or HARVARD may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with ORGANIX and/or HARVARD in connection with any such action.

8.9

If neither ORGANIX, nor LICENSEE, elect to prosecute any infringement of which they are aware, they are to inform HARVARD of such election in a timely manner, and HARVARD may do so at its own expense, controlling such action and retaining all recoveries therefrom. ORGANIX and LICENSEE shall cooperate fully with HARVARD in connection with any such action.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1	This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

9.2	ORGANIX may terminate this Agreement as follows:

(a)	If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with paragraph 5.4(e)) within forty-five (45) days after the date of notice in writing of such non-payment by ORGANIX.

(b)	If LICENSEE defaults in its obligations under paragraph 10.4(c) and (d) to procure and maintain insurance.

(c)	If, at any time after three years from the date of this Agreement, ORGANIX determines that the Agreement should be terminated pursuant to paragraph 3.2(d).

(d)	If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon ORGANIX giving written to LICENSEE.

(e)	If an examination by ORGANIX accountant pursuant to Article VI shows an underreporting or underpayment by LICENSEE in excess of 20% for any twelve (12) month period.

(f)	If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

(g)	Except as provided in subparagraphs (a), (b), (c), (d), (e) and (f) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by ORGANIX.

9.3	LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE’s interest in such sublicenses shall at ORGANIX option terminate or be assigned to ORGANIX upon termination of this Agreement.

9.4	LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to ORGANIX. Upon termination, LICENSEE shall submit a final Royalty Report to HARVARD and any royalty payments and unreimbursed patent expenses invoiced by ORGANIX shall become immediately payable.

9.5	Paragraphs 6.1, 6.2, 6.3, 7.1, 8.5, 9.4, 9.6, 10.2, 10.4, 10.5, 10.8 and 10.9 of this Agreement shall survive termination.

ARTICLE X

GENERAL

10.1	Neither ORGANIX nor HARVARD warrant the validity of the PATENT RIGHTS licensed hereunder and make no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

10.2	ORGANIX AND HARVARD EXPRESSLY DISCLAIM ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY ORGANIX or HARVARD, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

10.3

(a)	LICENSEE shall indemnify, defend and hold harmless ORGANIX, HARVARD and their current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

(b)	LICENSEE shall, at its own expense, provide attorneys reasonably acceptable -to ORGANIX to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(c)

Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as ORGANIX shall require, naming the

Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement.

(d)	LICENSEE shall provide ORGANIX with written evidence of such insurance upon request of ORGANIX. LICENSEE shall provide ORGANIX with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, ORGANIX shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(e)	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

10.4	LICENSEE shall not use ORGANIX’ or HARVARD’s name or insignia, or any adaptation of them, or the name of any of ORGANIX’ or HARVARD’s inventors or other investigators in any advertising, promotional or sales literature without the prior written approval of ORGANIX and HARVARD.

10.5	Without the prior written approval of ORGANIX in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise. This Agreement shall be binding upon the respective successors, legal representatives and assignees of ORGANIX and LICENSEE.

10.6	The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.7	LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold ORGANIX and HARVARD harmless in the event of any legal action of any nature occasioned by such violation.

10.8	LICENSEE agrees (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.9	Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either (a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

Boston Life Sciences Inc.

137 Newbury Street, 8th floor

Boston, MA 02116

Fax No.: (617) 425-0996

If to ORGANIX to:

Organix Inc.

240 Salem Street,

Woburn, MA 01801

Fax No: (781) 932-4142

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

10.11	Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.12

In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Boston, Massachusetts. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

10.13	This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

ORGANIX INC.		LICENSEE

Signed:		Signed:

	/s/ PETER C. MELTZER		/s/ MARC E. LANSER
Name:	Peter C. Meltzer, Ph.D., President	Name:	Marc E. Lanser, Exec VP

Date:	5/30/00	Date:	6/1/00